Exhibit 99.2  Pro Forma Statement of Operations

The following unaudited pro forma statement of operations of Aquila gives effect to the sale by Aquila of certain assets of its enterics business to Meridian Diagnostics, Inc. and of all the capital stock of CBC to bioMerieux Vitek, Inc. immediately prior to the beginning of the fiscal year ended December 31, 1995 and the nine month period ended September 30, 1996 by excluding from Discontinued Operations the results of both the enterics business and the retroviral business.

This pro forma statement of operations is not necessarily indicative of Aquila's actual financial position had these transactions occurred at September 30, 1996, as it relies upon certain assumptions and estimates by Aquila's management.

                     AQUILA BIOPHARMACEUTICALS, INC.
                (formerly Cambridge Biotech Corporation)
                    Pro Forma Statement of Operations
            For the Nine Month Period Ended September 30, 1996
                             (Unaudited)
                 (In Thousands, except per share amounts)
                                                                    Aquila
                                Aquila                               Pro
                              Historical   Enterics    Retroviral   Forma
Revenue:                      ----------   --------    ----------   ------
 Product sales                  $1,449     $            $          $ 1,449
 Research & development          3,949                               3,949
 Royalties                       1,277                               1,277
                                 -----       -----        -----      -----
                                 6,675           0            0      6,675
Cost and expenses:
 Cost of sales                   1,578                               1,578
 Research & development          3,319                               3,319
 General & administrative        4,000                               4,000
                                 -----       -----        -----      -----
                                 8,897           0            0      8,897
Other:
 Other income and interest
   expense net of interest
   income                        4,054                               4,054
                                 -----      ------        -----      -----
Income from continuing
   operations before
   reorganization items
   and income tax expense        1,832           0            0      1,832

Reorganization items:
 Professional fees              (1,934)                             (1,934)
 Interest earned on
  accumulated cash
  resulting from
  Chapter 11 proceedings           412                                 412
                                  -----       -----       -----       -----
Total reorganization items      (1,522)          0            0     (1,522)
                                 ------       -----       -----       -----
Income from continuing
 operations before income
 tax expense                       310           0            0        310

Income tax expense                  (2)                                 (2)
                                  -----       -----       ------     -----
Income from
 continuing operations             308           0            0        308

Discontinued operations:
  Income from operations         1,799        (620)      (1,179)         0
  Gain on disposal               4,600      (4,600)                      0
                                 -----      ------        -----       -----
Net Income/(loss)               $6,707     ($5,220)     ($1,179)      $308
                                ======     ========      ======     ======
Net Income per weighted
 average number of
 common shares:
     Continuing operations       $0.01                               $0.06
     Discontinued operations     $0.25                               $0.00
                                 -----                             -------
Net Income per share             $0.26                               $0.06
                                 =====                              =======
Weighted average number of
   common shares outstanding    26,065                               5,000
                                ======                              ======
The accompanying notes are an integral part of these unaudited consolidated financial statements.
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                      AQUILA BIOPHARMACEUTICALS, INC.
                  NOTES TO PRO FORMA FINANCIAL STATEMENTS

Note A.  Basis of Presentation

On June 24, 1996, Aquila sold the assets of the enterics diagnostics business to Meridian Diagnostics, Inc. for approximately $5,700,000 in cash and other considerations. The Company reported income for discontinued enterics operations of $620,000 for the nine months ended September 30, 1996 and a gain on disposal of $4,600,000.

On October 22, 1996, Aquila sold all of the equity of Cambridge Biotech Corporation ("CBC"), to bioMerieux Vitek, Inc. for approximately $6,450,000 in cash. At the time of the sale, CBC's assets consisted solely of the
retroviral business.   The Company reported income for discontinued
retroviral operations of $1,179,000 for the nine months ended
September 30, 1996, and will recognize a gain on this transaction in the fourth fiscal quarter of 1996.

On October 21, 1996, CBC consummated a reorganization plan that was confirmed by the United States Bankruptcy Court on July 18, 1996. The consummation of the plan involved completing a number of transactions, including the restructuring or payment in cash or stock of all allowed secured, unsecured, administrative and priority tax claims. As a result of these transactions, the Company paid out approximately $4,031,000 in cash, and will recognize a gain on reorganization in the fourth fiscal quarter of 1996.

The unaudited Pro Forma Statements of Operations reflect the Company's results of operations for the nine months ended September 30, 1996, on a pro forma basis assuming the transactions had been completed as of December 31, 1995. The unaudited Pro Forma Balance Sheet at
September 30, 1996, assumes that the transactions had been completed on that date.

These pro forma financial statements are intended to present management's estimates of the results from operations and financial condition of the enterics and retroviral businesses, and of the impact of the Plan consum-mation on the financial condition of Aquila. Certain of the pro forma adjustments presented represent allocations and management's estimates of costs, expenses, assets or liabilities. As a result, the financial statements presented may not be indicative of the results that would have been achieved if Aquila had operated as a non-affiliated entity during the nine months ended September 30, 1996, or if the consummation had occurred on or before September 30, 1996.

Note B.  Pro Forma Adjustments:

The balance sheet as of September 30, 1996 gives effect to the following pro forma adjustments related to the consummation of the reorganization plan:

(a) to record the expenditure of cash for the satisfaction of pre-petition and administration claims and professional fees

(b) to record the reduction of liabilities related to paid claims and the adjustment of certain estimated liabilities

(c) to record the effect on shareholders' equity of the exchange of Aquila shares for CBC shares

(d)  to record the estimated pro forma gain on reorganization

The balance sheet as of September 30, 1996 gives effect to the following pro forma adjustments related to the sale of the capital stock of CBC:

(e)  to record the sale of selected assets of the business

(f)  to record the net cash proceeds as an addition to cash

(g) to record the estimated pro forma gain on the sale of the retroviral business

The statement of operations for the period ended September 30, 1996 gives effect to the following pro forma adjustments related to the sale of the capital stock of CBC and the enterics assets:

(h)  to exclude income of $1,799,000 from Income from Discontinued
     Operations

(i) to exclude $4,600,000 related to the sale of the enterics assets from Gain from Disposal of Discontinued Operations